Exhibit 99.1

CITIZENS HOLDING COMPANY BOARD OF DIRECTORS

APPROVES LISTING ON NASDAQ NATIONAL MARKET

PHILADELPHIA, MISSISSIPPI (October 25, 2006) – Citizens Holding Company (the “Company”; AMEX: CIZ—news), announced that its Board of Directors unanimously approved on October 24, 2006 a resolution to withdraw the listing of the Company’s common stock from the American Stock Exchange and to list the common stock on the NASDAQ Global Market. The Board anticipates that the Company’s common stock will begin trading on Thursday, November 16, 2006 under the symbol CIZN. The Company’s common stock will continue to trade on the American Stock Exchange until the close of business on Wednesday, November 15, 2006.

Greg L. McKee, President and Chief Executive Officer of Citizens Holding Company said, “This decision was made as a part of our ongoing efforts to maximize shareholder value and improve our Company’s visibility to investors. We believe that switching to the NASDAQ Global Market will allow us to increase the liquidity of our stock and provide our investors with the fastest execution times, lowest cost per trade and best prices.”

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank has nineteen full service banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company’s transfer agent is American Stock Transfer & Trust Company. Investor relations information may be obtained at the corporate website, www.citizensholdingcompany.com.

NOTE TO INVESTORS

This news release contains forward-looking statements regarding Citizens Holding Company. All forward-looking statements involve risk and uncertainty and a number of factors could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Those factors include, but are not limited to, interest rate fluctuations, regulatory changes, portfolio performance and other factors discussed in our recent filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@netdoor.com